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                                                                    EXHIBIT F-3

                          Squire, Sanders & Dempsey
                                    L.L.P.
                              Counsellors at Law        Telephone (216) 479-8500
                                4900 Key Tower          Telephone (216) 479-8780
                              127 Public Square
                          Cleveland, Ohio 44114-1304
                                June 20, 1997

Centerior Energy Corporation
6200 Oak Tree Blvd.
Independence, Ohio 44131

Ohio Edison Company
76 South Main Street
Akron, Ohio 44308

Dear Sirs:

        We have acted as counsel to Centerior Energy Corporation (the "Company") in connection with the organization of FirstEnergy Corp. ("FirstEnergy"), an Ohio corporation; the mergers of Centerior Acquisition Corp., a wholly-owned subsidiary of FirstEnergy, with and into the Company and of Ohio Edison Acquisition Corp., also a wholly-owned subsidiary of FirstEnergy, with and into Ohio Edison Company ("Ohio Edison"); and the subsequent merger of the Company with and into FirstEnergy (all such actions together the "Merger"), whereby all of the outstanding shares of common stock of the Company and of Ohio Edison will be exchanged for shares of common stock of FirstEnergy.

        Based upon our review of the relevant statutes of the Ohio Revised Code, in our opinion, while the Merger is conditional upon approval by the PUCO of the acceptable regulatory rate plan for The Cleveland Electric Illuminating Company and The Toledo Edison Company, the Company and Ohio Edison are not required to obtain approval of the Merger from the PUCO in order to complete the Merger.

        The opinion stated in the preceding paragraph is limited in all respects to the laws of the State of Ohio. it is directed to you exclusively and may not be used by any other person without our prior written consent.


                                          Respectfully Submitted,


                                          Squire, Sanders & Dempsey LLP


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